July 26, 2012

Laidlaw Energy Group, Inc.

90 John Street, 4th Floor

New York, New York 10038

Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Laidlaw Energy Group, Inc., a New York corporation (the “Company”), in connection with the proposed offer and sale of up to 434,782,610 shares of common stock, $0.0001 par value per share (the “Shares”) by certain selling shareholders. The Shares are included in a registration statement (the “Registration Statement”) on Form S-1 (Registration No. 333-181044) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We have examined originals or copies, certified or identified to our satisfaction, of such public and corporate records, certificates and other documents and have considered such matters of fact and questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In conducting such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals. We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances described in the Registration Statement, provided in the Articles of Incorporation, as amended, of the Company, and in accordance with the resolutions adopted by the Board of Directors of the Company, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

We are opining herein as to the Business Corporation Law of the State of New York as in effect on the date hereof and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Herrick, Feinstein LLP

Herrick, Feinstein LLP